UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 27, 2012

AMERICAN STATES WATER COMPANY

(Exact name of registrant as specified in its charter)

California	001-14431	95-4676679
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

630 East Foothill Blvd. San Dimas, California	91773
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (909) 394-3600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02.                                          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 27, 2012, the Compensation Committee of the Board of Directors approved the 2012 short-term incentive program (the “Bonus Program”) for the executive officers (the “Executive Officers”) of American States Water Company.  Under the terms of the Bonus Program, each of the Executive Officers is eligible to earn an objective cash bonus and a discretionary cash bonus for the 2012 calendar year.

The target aggregate bonus for Robert J. Sprowls, President and Chief Executive Officer of American States Water Company and its subsidiaries, Denise L. Kruger, Senior Vice President-Regulated Utilities for Golden State Water Company, McClellan Harris III, Senior Vice President and Assistant Secretary of American States Utility Services, Inc., Eva G. Tang, Senior Vice President-Finance, Chief Financial Officer and Corporate Secretary of American States Water Company and its subsidiaries and Treasurer of American States Water Company, and Patrick R. Scanlon, Vice President of Water Operations of Golden State Water Company is 50%, 25%, 25%, 25% and 20%, respectively, of his or her base salary for 2012.  The objective bonus is 80% of the aggregate target bonus for each of these Executive Officers and will become payable based upon each Executive Officer’s attainment of specific performance targets established for the business criteria set forth in the Bonus Program.  The discretionary bonus is 20% of the aggregate target bonus for each of these Executive Officers and is payable based on the Company’s subjective assessment of the Executive Officer’s performance in the areas of our business over which he or she has responsibility.

Section 9 - Financial Statements and Exhibits

Item 9.01.              Financial Statements and Exhibits.

Exhibit 10.1                                    2012 Short-Term Incentive Program

Exhibit 10.2                                    Form of 2012 Short-Term Incentive Award Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN STATES WATER COMPANY:

Date: March 30, 2012	/s/ Eva G. Tang
Eva G. Tang Senior Vice President, Chief Financial Officer, Corporate Secretary and Treasurer